Exhibit 10.10

                         [GUILIANI PARTNERS LETTERHEAD]

                                                                  August 6, 2004

Peter Brocklesby
President and Chief Executive Officer
Applied DNA Sciences, Inc.
9229 W. Sunset Boulevard, Suite 830
Los Angeles, CA  90069

Dear Mr. Brocklesby:

                                            Engagement Agreement

     1. Engagement

     (a) This letter (this "Letter Agreement") confirms our agreement pursuant to which you retained Giuliani Partner, LLC (together with its affiliates, employees and agents, "GP") to provide certain professional services described below (the "Engagement") to, and to enter into a strategic relationship with Applied DNA Sciences, Inc. ("ADNAS").

     (b) Pursuant to the Engagement, GP shall make itself reasonably available to provide advise and assistance to ADNAS regarding issues associated with ADNAS's proprietary DNA-embedded security solutions business (the "ADNAS Business") in the following ways: (i) assisting ADNAS with strategic positioning and enhancement of the ADNAS Business and (ii) assisting ADNAS in the development domestic and international marketing strategies for the products and services of the ADNAS Business.

     (c) GP initially shall assign Eric Hatzimemos (the "Team Leader") to coordinate GP's obligations hereunder and shall make reasonably available personnel resources to perform the Engagement and to assist the Team Leader. GP shall reasonably accommodate ADNAS's requests for the services described herein consistent with GP's other commitments and obligations; provided, however, that in no event shall GP be required to perform any services that might reasonably be deemed to constitute "lobbying" (or any analogous regulated activity) under applicable law or regulations.

     2. Term of the Engagement; Due Diligence; Termination

     (a) Term of Engagement. The Engagement shall commence on September 1, 2004 (the "Effective Date") and end of the first anniversary of the Effective Date, or such earlier date, if terminated by GP pursuant to Section 2(c) hereunder (the "Term"); provided, however, that the Term will be automatically extended without further action of either party for additional one-year periods (the "Renewal Term"), unless written notice of either party's intention not to extend has been given at least 60 days prior to expiration of the effective term. Except as expressly provided herein, the agreements, terms and understandings set forth in this Letter Agreement shall survive the termination of any and all work performed pursuant to the Engagement.

     (b) Due Diligence. ADNAS acknowledges that, as of the Effective Date, GP has not had the opportunity to conduct a complete due diligence review (the "Diligence Review") of ADNAS and Biowell Technology, Inc. ("Biowell"), a Taiwanese company that ADNAS has agreed to acquire the assets of in a pending transaction (the "Transaction"). Accordingly, ADNAS agrees to make available to GP on or immediately after the Effective Date, but in no event later than 5 business days thereafter, at a location and in matter as mutually agreed to by the parties, certain information concerning the business and affairs of ADNAS and, in connection with the Transaction, Biowell (the "Diligence Information") in order for GP to conduct the Diligence Review.

     (c) Termination. (i) ADNAS agrees that, for the 30-day period following the Effective Date (the "Option Period"), GP shall have the option, which it may exercise in its sole discretion, to terminate this Engagement as a result of GP's findings in connection with the Diligence Review; provided, however, that in the event that ADNAS does not make available to GP the Diligence Information within the time period specified in Section 2(b), the Option Period shall automatically be extended by the number of days that the Diligence Information was delinquent.

     (ii) In the event that GP exercises its option to terminate this Engagement pursuant to Section 2(c)(i), (A) GP shall return to ADNAS the full amount of any payments heretofore received by GP pursuant to this Letter Agreement and (B) following the payment of such aforementioned amount by GP, this Letter Agreement and the Warrant (as hereinafter defined) shall be null and void and shall have no force and effect.

     3. Fees and Warrants

     As compensation for GP's performance of its obligations pursuant to Section 1 hereof:

     (a) Advisory Fee Payments. During the Term and the Renewal Term, if applicable, ADNAS agrees to pay GP an aggregate advisory fee of Two Million Dollars ($2,000,000) payable as follows: (i) for the Term, (A) a lump sum cash fee of Five Hundred Thousand Dollars ($500,000) on September 1, 2004, and (B) a monthly cash fee in the amount of One Hundred Twenty Five Thousand Dollars ($125,000) beginning on September 15, 2004 and continuing thereafter on the fifteenth day of each month occurring during the Term and (ii) for the Renewal Term, a monthly cash fee in the amount of One Hundred Sixty Six Thousand Six Hundred and Sixty-Six Dollars ($166,666) on the fifteenth day of each month occurring during the Renewal Term.

     (b) Issuance of Warrant. As additional consideration to GP, ADNAS shall issue, upon execution of, and as a condition to, signing this Letter Agreement, a net-exercisable warrant relating to 21,430,000 shares of common stock of ADNAS, par value, $0.50 per share (the "Common Stock"), at an exercise price of $0.15 per share (the "Warrant"). The Warrant shall be immediately exercisable with respect to all shares of the Common Stock subject thereto as of the date hereof. The form of Warrant is attached hereto as Exhibit A. If and to the extent that ADNAS issues any other person warrants, stock options or shares of capital stock with demand registration rights or any other liquidity rights, GP shall be entitled, with respect to the shares issued or issuable pursuant to the Warrant to such registration or other rights that are at least as favorable as those ADNAS grants to any other holders of warrants, stock options, or shares of capital stock ADNAS.

     4. Expenses

     ADNAS agrees to promptly reimburse GP for all out-of-pocket expenses reasonably incurred by GP and its representatives in connections with the Engagement.


     5. Confidentiality: Use of Mr. Giuliani's Name

     (a) GP shall (i) treat and maintain as confidential and/or privileged all information, documents, materials and work product, including, without limitation, the Diligence Information, that are, have been or shall be generated or created by or communicated or provided to GP by ADNAS relating to any activity undertaken as part of this Letter Agreement and shall not reveal any such information, document, material or work product to any person or utilize any affiliates, officers, directors and shareholders to maintain confidentiality of such information; provided, however, that GP may reveal such information, documents, materials or work product if required by law pursuant to subpoena or other government process after prior notice to ADNAS when possible and to the extent permitted under the circumstances to afford ADNAS an opportunity to challenge such process at ADNAS's sole discretion and expense. In the alternative, should ADNAS so direct, GP shall undertake to challenge such process at ADNAS's sole expense, provided, that such challenge is permitted by law under the circumstances.

     (b) The parties shall keep the terms of this Letter Agreement strictly confidential at all times and neither party shall make any statement regarding the Engagement or this Letter Agreement without the advance consent of the other.

     (c) The trade names and trademarks "Rudolph Giuliani," "Giuliani Partners LLC," or any similar mark on variations or derivations thereof (collectively, the "Giuliani Marks"), shall not be used by ADNAS without GP's prior written consent, and upon any termination of the Engagement, ADNAS shall have no further right to use or exploit the Giuliani Marks in any fashion. ADNAS shall not by act or omission use the Giuliani Marks or perform any services hereunder in any manner that tarnishes, degrades, disparages or reflects adversely on the Giuliani Marks, GP, its affiliates, or their business or reputation. Except as expressly provided herein, nothing in this Letter Agreement shall be deemed to give ADNAS any right, title or interest in or to any of GP's trade names, trademarks or service marks.

     6. Promotional Materials

     ADNAS agrees that it shall submit to GP for its review, all advertising, written sales promotion, press releases, news clippings and other publicity matters relating to the Engagement and the strategic relationship created hereby or containing language from which the Engagement or such relationship may be inferred or implied ("Promotional Materials") and not publish, disseminate or use any such GP Promotional Materials without GP's prior written consent, which consent shall not be unreasonably withheld or delayed.

     7. Indemnification and Related Matters

     (a) ADNAS agrees to indemnify GP, any controlling person of GP and each of their respective partners, shareholders, directors, officers, employees, agents, affiliates and representatives (each, an "Indemnified Party") and hold each of them harmless against any actions, judgments, claims, losses, damages, expenses, liabilities, joint or several, to which any Indemnified Party may become liable, directly or indirectly, arising out of, or relating to, this Letter Agreement or the Engagement, including but not limited to reimbursement for all GP fees, costs, attorney's fees and disbursements and defense or other costs associated with any such actions, judgments or claims, unless and until it were to be finally adjudicated that such liabilities resulted from the gross negligence or willful misconduct of any Indemnified Party. ADNAS further agrees to reimburse each Indemnified Party immediately upon request for all expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any action, claim, suit proceeding or investigation, directly or indirectly, arising out of, or relating to, this Letter Agreement or GP's services hereunder, whether or not pending or threatened and whether or not any Indemnified Party is a party to such proceeding. ADNAS also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to ADNAS or any person asserting claims on behalf of or in right of ADNAS, directly or indirectly, arising out of, or relating to, this Letter Agreement or GP's services thereunder, unless it is finally judicially determined that such liability resulted from the gross negligence or willful misconduct of such Indemnified Party. Moreover, in no event, regardless of the legal theory advanced, shall any Indemnified Party be liable for any consequential, indirect, incidental or special damages of any nature. In no event shall the Indemnified Parties' liability (whether direct, indirect, contract or otherwise) directly or indirectly relating to or in connection with this Letter Agreement exceed the advisory fees received by GP during the months that any such liability of the Indemnified Parties arose. In the event that an indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against ADNAS or any affiliate of ADNAS in which such Indemnified Party is not named as a defendant. ADNAS agrees to reimburse GP for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

     (b) ADNAS agrees that, without GP's prior written consent, it will not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any claim, action, suit, proceeding or investigation in respect of which indemnification could be sought hereunder (whether or not GP or any other Indemnified Party is an actual or potential party to such claim, action, suite, proceeding or investigation), unless (i) such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such claim action, suite, proceeding or investigation and (ii) the parties agree that the terms of such settlement shall remain confidential.

     (c) The rights of the Indemnified Parties referred to above shall be in addition to any rights that any Indemnified Party may otherwise have.

     (d) ADNAS shall be solely responsible for the performance and safety of any of the products and services of the ADNAS Business. Any representation or covenant, whether express or implied, given by ADNAS to any customer or third party regarding the products and services of the ADNAS Business shall be the sole responsibility of ADNAS, and GP shall not be liable for, and shall be indemnified against in accordance with Section 7(a), (i) any failure to comply with such representation or covenant and (ii) any product liability, tort or other claims relating to the ADNAS Business.

     (e) Each of the parties hereto represents and warrants that its execution of, and performance of its obligations under, this Letter Agreement shall not constitute or result in a breach or event of default under any agreement to which it is a party, or contravene any applicable law, regulation or fiduciary obligation.

     8. Non-Exclusivity

     Nothing in this Letter Agreement shall prevent GP from entering into consulting agreements or arrangements with other parties for any purpose; provided that GP shall not enter into such consulting agreements or arrangements with any other party in which the majority of such party's business is related to DNA-embedded technologies.

     9. Modification of Agreement; Non-Assignability; Entire Agreement

     (a) This Letter Agreement may not be changed or altered except in a writing duly executed by an authorized agent of both parties hereto.

     (b) Neither party may assign any of its rights or obligations under this Letter Agreement without the prior written consent of the other party.

     (c) There have been no representations, inducements, promises or agreements of any kind that have been made by either party, or by any person acting on behalf of wither party, which are not embodied within this Letter Agreement. This letter Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

     10. Independent Contractor Status; Governing Law

     In connection with the Engagement, GP is acting as an independent contractor and not in any other capacity, and does not have any authority to act as an agent for, or otherwise bind ADNAS. All aspects of the relationship created by this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, applicable to contracts made and to be performed therein.

     11. Arbitration

     (a) Any dispute, controversy or claim arising out of or relating to this Letter Agreement or the breach, termination, enforceability or validity hereof shall be heard and determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The number of arbitrators shall be three. Each party shall select an arbitrator from the list of names submitted to the parties by the AAA, and such two arbitrators shall be appoint the third arbitrator. The place of arbitration shall be the City of New York. (b) No provision of or the exercise of any rights under this
Section 11 shall limit the right of any party to request and obtain from a court of competent jurisdiction in the City of New York (which shall have exclusive jurisdiction for purposes of this Section 11

     (b)) provisional remedies and relief. Each of the parties hereby submits unconditionally to the exclusive jurisdiction of the state and federal courts located in the City of New York for purposes of this provision, waives and agrees not to assert objection to the venue of any proceeding in any such court or that any such court provides an inconvenient forum and consents to the service of the process upon it in connection with any proceeding instituted under this Section 11 (b) in the same manner as provided for the giving of notice hereunder.

     12. Execution of the Letter Agreement and Signatures

     Your signature below on the indicated enclosed copy of this Letter Agreement is your representation that you are authorized to enter into the Engagement and to agree to the terms of this Letter Agreement on behalf of ADNAS. This Letter Agreement shall be binding on all parties and their respective heirs, successors and permitted assigns. Please execute and return the indicated copy of this Letter Agreement to GP.

                                     * * * *

     If the foregoing correctly reflects our mutual understanding and agreement with respect to the terms of the Engagement set forth herein, please so confirm by executing and delivering the enclosed copy of this Letter Agreement to the undersigned, and upon the Effective Date, this Letter Agreement shall become a binding agreement upon ADNAS and GP in accordance with its terms.

                                         Very truly yours,

                                         GIULIANI PARTNERS LLC

                                         By:/s/ ERIC HATZIMEMOS
                                         ----------------------
                                         Eric Hatzimemos
                                         Managing Director


     The above sets forth the terms of the Engagement and is agreed to on behalf of ADNAS, as indicated below:



                                         APPLIED DNA SCIENCES, INC.


Dated:  August 6, 2004                   By:/s/ PETER BROCKELSBY
                                         --------------------
                                         Peter Brockelsby
                                         President